Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410‑4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410‑5230

Karen May
Director, Public Relations
(630) 410‑5457

ULTA BEAUTY ANNOUNCES FOURTH QUARTER FISCAL 2018 RESULTS

Net Sales Increased 9.7% or 16.2% Excluding the 53rd Week of Fiscal 2017

Comparable Sales Increased 9.4%

Diluted EPS Increased 6.2% to $3.61 or 31.3% Excluding the Benefit from Tax Reform Related Items in Fiscal 2017

Bolingbrook, IL – March 14, 2019 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen week period (“Fourth Quarter”) and fifty-two week period (“Fiscal Year”) ended February 2, 2019, which compares to the fourteen and fifty-three week periods ended February 3, 2018.

“The Ulta Beauty team delivered excellent results in the fourth quarter,” said Mary Dillon, Chief Executive Officer. “This performance reflects an acceleration in comparable sales in our retail stores, primarily driven by traffic. We continued to gain significant share across all major categories, particularly with digitally native brands where Ulta Beauty is often the only point of distribution in brick and mortar. Solid execution by our merchandising, store operations, e-commerce, marketing, supply chain and systems teams drove healthy sales growth and a differentiated guest experience throughout the important holiday season.”

Recent Accounting Pronouncement – Revenue Recognition

On February 4, 2018, the Company adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606). The Company adopted the new revenue standard using the modified retrospective transition method applied to all contracts with the cumulative effect recorded to the opening balance of retaining earnings as of the date of adoption.

The comparative information has not been restated and continues to be reported under accounting standards in effect for those periods. The adoption of the new revenue standard did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows, however, with the adoption we reclassified to net sales income from our credit card program and gift card breakage from selling, general and administrative expenses and now recognize e-commerce revenue upon shipment. These changes increased revenue by $15.0 million and $49.0 million for the 13 weeks and 52 weeks ended February 2, 2019, respectively. These items are partially offset by the value of points earned in our loyalty program now reducing net sales. Due to the adoption of ASC 606, for the 13 weeks ended February 2, 2019, gross profit margin increased by 60 basis points, while selling, general and administrative (SG&A) expenses deleveraged by 90 basis points. For the 52 weeks ended February 2, 2019, gross profit margin increased by 55 basis points, while SG&A expenses deleveraged by 80 basis points. This resulted in a net impact to operating income margin of 30 basis points and 25 basis points of deleverage for the 13 weeks and 52 weeks ended February 2, 2019, respectively. Additional information about the impact of the adoption of ASC 606 can be found in our annual report on Form 10-K available at http://ir.ultabeauty.com.

For the Fourth Quarter of Fiscal 2018

•

Net sales increased 9.7% to $2,124.7 million compared to $1,937.6 million in the fourth quarter of fiscal 2017. Excluding the sales for the 53rd week of fiscal 2017 of $108.8 million, sales increased by 16.2%;

•

Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 9.4% compared to an increase of 8.8% in the fourth quarter of fiscal 2017. The 9.4%  comparable sales increase was driven by 7.1% transaction growth and 2.3% growth in average ticket;

•	Retail comparable sales increased 7.0%, including salon comparable sales growth of 6.2%;
•	E-commerce comparable sales increased 25.1%, representing 240 basis points of the total Company comparable sales increase of 9.4%;
•	Salon sales, including the benefit of the 53rd week in fiscal 2017, increased 4.7% to $77.2 million compared to $73.7 million in the fourth quarter of fiscal 2017;
•

Gross profit as a percentage of net sales increased 90 basis points to 34.9% compared to 34.0% in the fourth quarter of fiscal 2017. The impact of new revenue recognition accounting drove 60 basis points of leverage with the remaining 30 basis points of leverage attributed to improvement in merchandise margins driven by our marketing and merchandising strategies and leverage in fixed store costs attributed to the impact of higher sales volume, partially offset by deleverage due to investments in our salon services and supply chain operations;

•

SG&A expenses as a percentage of net sales increased 90 basis points to 21.5% compared to 20.6% in the fourth quarter of fiscal 2017. The impact of new revenue recognition accounting was 90 basis points.  The underlying flat SG&A expense was driven by leverage due to improvement in variable store and marketing expense attributed to cost efficiencies and higher sales volume, offset by planned deleverage in corporate overhead related to investments in growth initiatives;

•	Pre-opening expenses decreased to $2.4 million compared to $4.3 million in the fourth quarter of fiscal 2017. Real estate activity in the fourth quarter of fiscal 2018 included 12 new stores, compared to 16 new stores, one remodel, and two relocations in the fourth quarter of fiscal 2017;
•	Operating income increased 10.5% to $281.2 million, or 13.2% of net sales, compared to $254.4 million, or 13.1% of net sales, in the fourth quarter of fiscal 2017;
•	Tax rate increased to 24.0% compared to 18.3% in the fourth quarter of fiscal 2017. The increase was primarily due to one-time re-measurements of net deferred tax liabilities from tax reform in 2017;
•	Net income increased 3.1% to $214.7 million compared to $208.2 million in the fourth quarter of fiscal 2017; and
•

Diluted earnings per share increased 6.2% to $3.61 compared to $3.40 in the fourth quarter of fiscal 2017. Diluted earnings per share increased 31.3% compared to fourth quarter 2017 adjusted for tax reform related items.

Fourth Quarter 2018 Adjusted Diluted Earnings Per Share Results

	Fourth Quarter
	2018	2017
Diluted EPS (GAAP)	$ 3.61	$ 3.40
Adjustments related to tax reform:
Re-measurement of net deferred tax liabilities	-	(0.62)
Impact of lower tax rate in 2017 due to tax reform	-	(0.16)
One-time bonus for hourly associates ($0.20 pre-tax)	-	0.13
Adjusted diluted EPS (non-GAAP)	$ 3.61	$ 2.75

For the Full Year of Fiscal 2018

•	Net sales increased 14.1% to $6,716.6 million compared to $5,884.5 million in fiscal 2017. Excluding the sales for the 53rd week in fiscal 2017 of $108.8 million, sales increased 16.3%;
•	Comparable sales increased 8.1% compared to an increase of 11.0% in fiscal 2017. The 8.1% comparable sales increase was driven by 5.3% transaction growth and 2.8% growth in average ticket;
•	Retail comparable sales increased 5.1%, including salon comparable sales growth of 3.6%;
•	E-commerce comparable sales increased 35.4%, representing 300 basis points of the total Company comparable sales increase of 8.1%;
•	Salon sales, including the benefit of the 53rd week in fiscal 2017, increased 8.5% to $300.9 million compared to $277.4 million in fiscal 2017;
•

Gross profit as a percentage of net sales increased 30 basis points to 35.9% compared to 35.6% in fiscal 2017. The impact of new revenue recognition accounting drove 55 basis points of leverage with the remaining 25 basis points of deleverage attributed to category and channel mix shifts and investments in our salon services and supply chain operations, partially offset by leverage in fixed store costs attributed to the impact of higher sales volume;

•	SG&A expenses as a percentage of net sales increased 100 basis points to 22.9% compared to 21.9% in fiscal 2017. The impact of new revenue recognition accounting was 80 basis points with the remaining 20 basis points due to deleverage from investments in store labor to support growth initiatives, partially offset by leverage in corporate overhead;
•

Pre-opening expenses decreased to $19.8 million compared to $24.3 million in fiscal 2017. Real estate activity in fiscal 2018 included 107 new stores, 13 remodels, and two relocations, compared to 102 new stores, 11 remodels, and seven relocations in fiscal 2017;

•	Operating income increased 8.8% to $854.1 million, or 12.7% of net sales, compared to $785.3 million, or 13.3% of net sales, in fiscal 2017;
•	Tax rate decreased to 23.3% compared to 29.4% in fiscal 2017. The decrease was primarily due to one-time re-measurements of net deferred tax liabilities from tax reform in 2017;
•	Net income increased 18.6% to $658.6 million compared to $555.2 million in fiscal 2017; and
•

Diluted earnings per share increased 22.1% to $10.94 compared to $8.96 in fiscal 2017. Diluted earnings per share increased 33.0% compared to fiscal 2017 adjusted for tax reform related items and income tax accounting for share-based compensation.

Fiscal Year 2018 Adjusted Diluted Earnings Per Share Results

	Fiscal Year
	2018	2017
Diluted EPS (GAAP)	$ 10.94	$ 8.96
Adjustments related to tax reform:
Re-measurement of net deferred tax liabilities	-	(0.62)
Impact of lower tax rate in 2017 due to tax reform	-	(0.16)
One-time bonus for hourly associates ($0.20 pre-tax)	-	0.13
Other tax rate impacts:
Share-based accounting change	(0.09)	(0.15)
Adjusted diluted EPS (non-GAAP)	$ 10.85	$ 8.16

Balance Sheet

Merchandise inventories, net at the end of fiscal 2018 totaled $1,214.3 million compared to $1,096.4 million at the end of fiscal 2017, representing an increase of $117.9 million. The increase in total inventory was driven by 100 net new stores and the opening of the Company’s distribution center in Fresno, California, partially offset by inventory productivity benefits from supply chain investments in new systems and merchandise planning tools. Average inventory per store increased 1.3% compared to fiscal 2017.

The Company ended fiscal 2018 with $409.3 million in cash and cash equivalents.

Share Repurchase Program

During fiscal 2018, the Company repurchased 2,463,555 shares of its common stock at a cost of $616.2 million. As of February 2, 2019, $46.1 million remained available under the $625.0 million share repurchase program announced in March 2018.

On March 12, 2019, the Company’s board of directors approved a new share repurchase authorization of $875 million, which replaces the prior authorization implemented in March 2018. Since 2014, Ulta Beauty has returned $1.5 billion to shareholders through its share repurchase program, while continuing to make strategic growth investments.

Store Expansion

During the fourth quarter of fiscal 2018, the Company opened 12 stores located in Boynton Beach, FL; Charleston, SC; Cumberland, MD; Denver, CO; Indian Land, SC; Kapolei, HI; Rochester, MN; Santa Rosa, CA; Spokane Valley, WA; Willowbrook, IL; Winter  Springs, FL; and Woodinville, WA.  In addition, the Company closed one store. The Company ended the fourth quarter of fiscal 2018 with 1,174 stores and square footage of 12,337,145, representing a 9.2% increase in square footage compared to the fourth quarter of fiscal 2017.

Outlook

For fiscal 2019, the Company plans to:

•	open approximately 80 new stores, execute approximately 20 remodel or relocation projects and complete approximately 270 store refreshes;
•	increase total sales in the low double digits percentage range;
•	achieve comparable sales growth of approximately 6% to 7%, including e-commerce growth of 20% to 30%;
•	leverage operating profit margin rate 10 to 20 basis points;
•

deliver diluted earnings per share in the range of $12.65 to $12.85, including the impact of approximately $700 million in share repurchases and assuming a 24% effective tax rate. The Company expects diluted earnings per share growth of low teens and modest operating margin deleverage in the first half of the year and high teens diluted earnings per share growth and modest operating margin leverage in the second half of the year;

•	incur capital expenditures of $380 million to $400 million in fiscal 2019, compared to fiscal 2018 capital expenditures of $319 million; and
•	incur depreciation and amortization expense of $315 million.

To more closely align with industry practices, beginning in 2019, the Company will no longer provide a quarterly outlook. The Company will continue to provide an annual outlook, which it will update on a quarterly basis, as appropriate.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Conference Call Information

A conference call to discuss fourth quarter of fiscal 2018 results is scheduled for today, March 14, 2019, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705‑6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on March 28, 2019 and can be accessed by dialing (844) 512‑2921 and entering conference ID number 13686891.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services.  In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. As of February 2, 2019, Ulta Beauty operates 1,174 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: changes in the overall level of consumer spending and volatility in the economy; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; our ability to attract and retain key executive personnel; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the possibility of material disruptions to our information systems; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; natural disasters that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; the ability to execute our Efficiencies for Growth cost optimization program; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10‑K for the fiscal year ended February 3, 2018, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10‑Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended		14 Weeks Ended
	February 2,		February 3,
	2019		2018
	(Unaudited)		(Unaudited)
Net sales	$2,124,716	100.0%	$1,937,592	100.0%
Cost of sales	1,383,857	65.1%	1,279,245	66.0%
Gross profit	740,859	34.9%	658,347	34.0%

Selling, general and administrative expenses	457,245	21.5%	399,631	20.6%
Pre-opening expenses	2,404	0.1%	4,297	0.2%
Operating income	281,210	13.2%	254,419	13.1%
Interest income, net	(1,275)	0.1%	(359)	0.0%
Income before income taxes	282,485	13.3%	254,778	13.1%
Income tax expense	67,811	3.2%	46,605	2.4%
Net income	$214,674	10.1%	$208,173	10.7%

Net income per common share:
Basic	$3.64		$3.42
Diluted	$3.61		$3.40

Weighted average common shares outstanding:
Basic	59,053		60,938
Diluted	59,431		61,293

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	52 Weeks Ended		53 Weeks Ended
	February 2,		February 3,
	2019		2018
	(Unaudited)
Net sales	$6,716,615	100.0%	$5,884,506	100.0%
Cost of sales	4,307,304	64.1%	3,787,697	64.4%
Gross profit	2,409,311	35.9%	2,096,809	35.6%

Selling, general and administrative expenses	1,535,464	22.9%	1,287,232	21.9%
Pre-opening expenses	19,767	0.3%	24,286	0.4%
Operating income	854,080	12.7%	785,291	13.3%
Interest income, net	(5,061)	0.1%	(1,568)	0.0%
Income before income taxes	859,141	12.8%	786,859	13.3%
Income tax expense	200,582	3.0%	231,625	3.9%
Net income	$658,559	9.8%	$555,234	9.4%

Net income per common share:
Basic	$11.00		$9.02
Diluted	$10.94		$8.96

Weighted average common shares outstanding:
Basic	59,864		61,556
Diluted	60,181		61,975

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	February 2,	February 3,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$409,251	$277,445
Short-term investments	—	120,000
Receivables, net	136,168	99,719
Merchandise inventories, net	1,214,329	1,096,424
Prepaid expenses and other current assets	138,116	98,666
Prepaid income taxes	16,997	1,489
Total current assets	1,914,861	1,693,743

Property and equipment, net	1,226,029	1,189,453
Goodwill	10,870	—
Other intangible assets, net	4,317	—
Deferred compensation plan assets	20,511	16,827
Other long-term assets	14,584	8,664
Total assets	$3,191,172	$2,908,687

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$404,016	$325,758
Accrued liabilities	419,720	302,307
Accrued income taxes	—	14,101
Total current liabilities	823,736	642,166

Deferred rent	434,980	407,916
Deferred income taxes	83,864	59,403
Other long-term liabilities	28,374	24,985
Total liabilities	1,370,954	1,134,470

Commitments and contingencies

Total stockholders’ equity	1,820,218	1,774,217
Total liabilities and stockholders’ equity	$3,191,172	$2,908,687

Exhibit 4

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	52 Weeks Ended	53 Weeks Ended
	February 2,	February 3,
	2019	2018
	(Unaudited)
Operating activities
Net income	$658,559	$555,234
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	279,472	252,713
Deferred income taxes	34,080	(27,095)
Non-cash stock compensation charges	26,636	24,399
Loss on disposal of property and equipment	2,885	7,518
Change in operating assets and liabilities, net of acquisitions:
Receivables	(36,387)	(11,088)
Merchandise inventories	(122,019)	(152,449)
Prepaid expenses and other current assets	(39,450)	(10,045)
Income taxes	(29,609)	3,641
Accounts payable	78,256	66,240
Accrued liabilities	79,949	36,891
Deferred rent	27,064	41,725
Other assets and liabilities	(3,309)	(8,318)
Net cash provided by operating activities	956,127	779,366

Investing activities
Purchases of short-term investments	(386,193)	(330,000)
Proceeds from short-term investments	506,193	240,000
Purchases of property and equipment	(319,400)	(440,714)
Acquisitions, net of cash acquired	(13,606)	—
Purchases of equity investments	(2,101)	—
Net cash used in investing activities	(215,107)	(530,714)

Financing activities
Repurchase of common shares	(616,194)	(367,581)
Stock options exercised	13,121	16,190
Purchase of treasury shares	(6,141)	(4,243)
Debt issuance costs	—	(583)
Net cash used in financing activities	(609,214)	(356,217)

Net increase (decrease) in cash and cash equivalents	131,806	(107,565)
Cash and cash equivalents at beginning of year	277,445	385,010
Cash and cash equivalents at end of year	$409,251	$277,445

Exhibit 5

2018 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2018	quarter	quarter	quarter	end of the quarter
1st Quarter	1,074	34	1	1,107
2nd Quarter	1,107	19	2	1,124
3rd Quarter	1,124	42	3	1,163
4th Quarter	1,163	12	1	1,174

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2018	the quarter	quarter	during the quarter	quarter
1st Quarter	11,300,920	355,482	10,607	11,645,795
2nd Quarter	11,645,795	198,852	20,638	11,824,009
3rd Quarter	11,824,009	432,627	34,758	12,221,878
4th Quarter	12,221,878	124,067	8,800	12,337,145

Exhibit 6

Ulta Beauty, Inc.

Pro-forma Effect of ASC 606

(In thousands)

(Unaudited)

The Company adopted ASC 606 and the related amendments as of February 4, 2018 using the modified retrospective transition method applied to all contracts. The comparative information has not been restated and continues to be reported under accounting standards in effect for those periods.  The following table presents selected as-reported financial results and the pro-forma effect of ASC 606 as if the recognition and presentation guidance in the accounting standard had been applied in fiscal 2017. The fiscal 2017 pro-forma financial information included in the table below is presented for information purposes only.

	Fiscal Year Ended February 3, 2018
(Dollars in thousands)	As Reported	% of Sales	ASC 606 Adjustments	Balances with Adoption of ASC 606	% of Sales
Consolidated Statement of Income:
Net sales	$5,884,506	100.0%	$31,197	$5,915,703	100.0%
Cost of sales	3,787,697	64.4%	(5,746)	3,781,951	63.9%
Gross profit	2,096,809	35.6%	36,944	2,133,753	36.1%
Selling, general and administrative expenses	1,287,232	21.9%	40,730	1,327,962	22.4%
Operating income	785,291	13.3%	(3,786)	781,505	13.2%
Income tax expense	231,625	3.9%	(1,707)	229,918	3.9%
Net income	555,234	9.4%	(2,079)	553,155	9.4%